Exhibit 99.1

       Clear Channel Outdoor Reports First Quarter 2007 Results

    SAN ANTONIO--(BUSINESS WIRE)--April 26, 2007--Clear Channel
Outdoor Holdings, Inc. (NYSE: CCO) today reported results for its first quarter ended March 31, 2007.

    The Company reported revenues of $690.9 million in the first quarter of 2007, a 15% increase over the $598.4 million reported for the first quarter of 2006. Included in the Company's revenue is a $31.2 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 10%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

    Clear Channel Outdoor's expenses increased 14% to $521.7 million during the first quarter of 2007 compared to 2006. Included in the Company's 2007 expenses is a $28.9 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 7%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.

    Clear Channel Outdoor's net income and diluted earnings per share were $16.1 million and $0.05, respectively, during the first quarter of 2007. This compares to net income of $8.1 million or $0.02 per diluted share in the first quarter of 2006.

    The Company's first quarter 2006 net income included approximately $17.1 million of pre-tax gains, $0.03 per diluted share after-tax, on the swap of certain assets. Excluding these gains, Clear Channel Outdoor's first quarter 2006 net income would have been a loss of $1.5 million or $0.01 loss per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.

    The Company's OIBDAN (defined as Operating Income before
Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets - net) was $155.2 million in the first quarter of 2007, a 23% increase from the first quarter of 2006. See reconciliation of OIBDAN to net income at the end of this press release.

    "We posted double digit revenue and OIBDAN growth in the first quarter, illustrating the breadth and strategic positioning of our global outdoor advertising platform." said Mark P. Mays, Chief Executive Officer. "The operating environment for outdoor advertising remains very favorable, and we are well-positioned to continue to capitalize on growth opportunities that exist in the outdoor marketplace. We will also continue to pursue aggressive implementation of new technologies such as digital billboards that we believe will drive our long-term success."

    "The Company generated outstanding growth in several key areas of the business during the first quarter," added Paul J. Meyer, Global President and Chief Operating Officer. "In the Americas segment, our impressive performance was a result of strength across all of our markets and media products, including growth in national and local sales. Our international segment witnessed solid momentum as well, benefiting from growth in street furniture and billboard revenues. The operating progress demonstrated by our international segment is a testament to the execution of our international management team. We will continue to pursue opportunities to realize operating efficiencies that exist across that business."



Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                            Three Months Ended
                                               March 31,      %Change
                                          -------------------
                                            2007      2006
                                          --------- ---------
Revenue
------------------------------------------
 Americas                                 $317,023  $274,102       16%
 International                             373,833   324,267       15%
                                          --------- ---------
Consolidated revenue                      $690,856  $598,369       15%
                                          ========= =========

Direct Operating and SG&A Expenses by
 Division
------------------------------------------
 Americas                                 $189,157  $168,205
 Less: Non-cash compensation expense        (1,126)   (1,157)
                                          --------- ---------
                                           188,031   167,048       13%

 International                             332,581   291,226
 Less: Non-cash compensation expense          (241)     (323)
                                          --------- ---------
                                           332,340   290,903       14%

 Plus: Non-cash compensation expense         1,367     1,480
                                          --------- ---------
Consolidated direct operating and SG&A
 expenses                                 $521,738  $459,431       14%
                                          ========= =========

The Company's 2007 revenue and direct operating and SG&A expenses increased approximately $31.2 million and $28.9 million, respectively, from foreign exchange movements during the first quarter of 2007 as compared to the same period of 2006.

OIBDAN
------------------------------------------
 Americas                                 $128,992  $107,054       20%
 International                              41,493    33,364       24%
 Corporate                                 (15,270)  (14,563)
                                          --------- ---------
Consolidated OIBDAN                       $155,215  $125,855       23%
                                          ========= =========


    See reconciliation of OIBDAN to net income at the end of this press release.

    Americas

    The Company's Americas revenue increased $42.9 million, or 16%, during the first quarter of 2007 as compared to 2006. Interspace Airport Advertising, which the Company acquired in July 2006, contributed approximately $15.3 million to the increase. The revenue growth occurred across the Company's inventory, led by bulletin revenues growth. The Company's bulletin rates increased, with occupancy essentially flat in 2007 compared to 2006. The Company also experienced rate increases on its poster and shelter inventory. Both national and local revenues experienced strong growth during the quarter. Revenue growth occurred across many of its markets, including Boston, Miami, Philadelphia and Seattle.

    Direct operating and SG&A expenses increased $21.0 million in the first quarter of 2007 as compared to 2006. Interspace contributed approximately $9.6 million of the increase. Production expenses increased $2.0 million and the remainder of the increase in direct operating and SG&A expenses was attributable to site lease and sales expenses associated with the increase in revenue.

    International

    The Company's International revenue increased $49.6 million, or 15%, in the first quarter of 2007 as compared to 2006. Included in the increase was approximately $31.2 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 6%. Growth was led by street furniture revenues, with billboard revenues increasing as well. The increase in street furniture revenues and billboard revenues was primarily attributable to increased yield. On a constant dollar basis, revenue from the Company's operations in France increased in 2007 over 2006 primarily from strong street furniture sales, while revenue was essentially flat in the United Kingdom.

    Direct operating and SG&A expenses increased $41.4 million during the first quarter of 2007 as compared to 2006. Included in the increase was approximately $28.9 million related to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth would have been 4%. The increase was primarily attributable to an increase in site lease expense primarily associated with the increase in revenue and new contracts.

    Digital Conversion

    The Company installed digital displays in four different markets (Akron, OH, Columbus, OH, Memphis, TN and Wichita, KS) during the quarter and currently plans to deploy over 100 digital displays in approximately twenty markets in 2007.

    FAS No. 123 (R): Share-Based Payment ("FAS 123(R)")

    The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the first quarter of 2007 and 2006:



(In thousands)                               Three Months Ended
                                                 March 31,
                                      --------------------------------
                                           2007             2006
                                      ---------------- ---------------
Direct operating expense                         $986          $1,066
SG&A                                              381             414
Corporate                                          73              22
                                      ---------------- ---------------
Total share-based payments                     $1,440          $1,502
                                      ================ ===============


    The Company will not be holding a Conference Call or Webcast

    As a result of the Clear Channel Communications, Inc. proposed merger transaction that was announced on November 16, 2006 and amended on April 18, 2007, the Company will not be hosting a teleconference or webcast to discuss results.

    Second Quarter and 2007 Outlook

    Due to the proposed merger transaction of Clear Channel
Communications, Inc. and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.

    Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company's revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. The Company's operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

    As of April 25, 2007, the Company's revenues are pacing up 6.7% overall with Americas above and International below the 6.7% pacing for the second quarter 2007 as compared to the second quarter of 2006. For the full year 2007 versus the full year 2006, the Company's revenues are pacing up 5.9% with the Americas above and International below the full-year pacing of 5.9%. As of the last week in April, the Company has historically experienced revenues booked of approximately 80% of the actual revenues recorded for the second quarter and approximately 60% of the actual revenues recorded for the full year.

    For the full year 2007 as compared to the full year 2006, current Company forecasts show high single-digit to low double-digit growth in total operating expenses. Excluding the effects of movements in foreign exchange, which management currently forecasts at a $60 to $65 million increase for the full year 2007 and excluding management's forecast of Interspace's (acquired by the Company on July 1, 2006) operating expenses of $18 to $20 million for the first six months of 2007, operating expense growth is currently forecasted to be in the mid single-digits for 2007 as compared to 2006.

    For the consolidated company, current management forecasts show corporate expenses of $60 to $65 million for the full year 2007. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $5 million to $8 million for the full year of 2007.

    The Company currently forecasts overall capital expenditures for 2007 of $225 to $250 million, excluding any capital expenditures associated with any new contract wins the Company may have during 2007.

    Income tax expense as a percent of 'Income before income taxes and minority interest' is currently projected to be approximately 41%. Current income tax expense as a percent of 'Income before income taxes and minority interest' is currently expected to be 30% to 35%.



TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc.
 and Subsidiaries - Unaudited
----------------------------------------------------------------------

                                          Three Months Ended
(In thousands, except per share data)          March 31,
                                          -------------------
                                            2007      2006    %Change
                                          --------- --------- --------
Revenue                                   $690,856  $598,369       15%
Direct operating expenses                  394,205   344,396
Selling, general and administrative
 expenses                                  127,533   115,035
Corporate expenses                          15,343    14,585
Depreciation and amortization               95,670    96,320
Gain on disposition of assets - net          7,092    22,756
                                          --------- ---------
Operating Income                            65,197    50,789       28%

Interest expense                            40,069    40,054
Equity in earnings of nonconsolidated
 affiliates                                    125     1,378
Other income (expense) - net                   (44)     (434)
                                          --------- ---------
Income before income taxes and minority
 interest                                   25,209    11,679
Income tax benefit (expense):
 Current                                    (6,877)   18,475
 Deferred                                   (3,764)  (23,614)
                                          --------- ---------
Income tax benefit (expense)               (10,641)   (5,139)
Minority interest income, net of tax         1,516     1,593
                                          --------- ---------

Net income                                 $16,084    $8,133       98%
                                          ========= =========

Diluted net earnings per share                $.05      $.02
                                          ========= =========

Weighted average shares outstanding -
 Diluted                                   355,505   350,001




TABLE 2 - Selected Balance Sheet Information - Unaudited
----------------------------------------------------------------------

Selected balance sheet information for 2007 and 2006 was:

(In millions)                                 March 31,   December 31,
                                                2007          2006
                                            ------------- ------------

Cash                                              $108.5       $105.4
Due from Clear Channel Communications               $3.3          $--
Total Current Assets                            $1,201.0     $1,189.9
Net Property, Plant and Equipment               $2,165.1     $2,191.8
Total Assets                                    $5,403.9     $5,421.9

Due to Clear Channel Communications                  $--         $4.2
Current Liabilities (excluding current
 portion of long-term debt)                       $704.4       $755.2
Long-Term Debt (including current portion of
 long-term debt)                                  $154.3       $184.2
Debt with Clear Channel Communications          $2,500.0     $2,500.0
Shareholders' Equity                            $1,629.5     $1,586.4




TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------

Capital expenditures for the first quarter of 2007 and 2006 were:

(In millions)                           March 31, 2007  March 31, 2006
                                        --------------- --------------

Non-revenue producing                            $17.9          $18.7
Revenue producing                                 29.4           25.0
                                        --------------- --------------
  Total capital expenditures                     $47.3          $43.7
                                        =============== ==============

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.




TABLE 4 - Total Debt - Unaudited
----------------------------------------------------------------------

At March 31, 2007, Clear Channel Outdoor had total debt of:

(In millions)                                        March 31, 2007
                                                   -------------------

Bank Credit Facility                                            $17.7
Debt with Clear Channel Communications                        2,500.0
Other Debt                                                      136.6
                                                   -------------------
  Total                                                       2,654.3
Cash                                                            108.5
Due from Clear Channel Communications                             3.3
                                                   -------------------
  Net Debt                                                   $2,542.5
                                                   ===================


    Liquidity and Financial Position

    For the quarter ended March 31, 2007, cash flow from operating activities was $86.4 million, cash flow used by investing activities was $49.4 million, cash flow used by financing activities was $33.6 million, and the effect of exchange rate changes on cash was $0.3 million for a net increase in cash of $3.1 million.

    Leverage, defined as total debt adjusting for the due to/due from Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 2.9x at March 31, 2007.

    Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain on Disposition of Assets - Net
(OIBDAN)

    The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended March 31, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations:
Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (vi) OIBDAN to net income, the most directly comparable amounts reported under GAAP and
(v) Net income and diluted earnings per share excluding certain items discussed earlier.



                                             Non-cash    Depreciation         Gain on
(In thousands)                Operating     compensation     and           disposition of
                             income (loss)    expense     amortization       assets - net        OIBDAN
                            -------------- ------------- -------------    ----------------- ----------------

Three Months Ended March 31,
 2007
----------------------------
Americas                          $81,305        $1,126       $46,561                $--         $128,992
International                      (7,857)          241        49,109                 --           41,493
Corporate                         (15,343)           73            --                 --          (15,270)
Gain on disposition of
 assets - net                       7,092            --            --             (7,092)              --
                            -------------- ------------- -------------  ----------------- ----------------
 Consolidated                     $65,197        $1,440       $95,670            $(7,092)        $155,215
                            ============== ============= =============  ================= ================

Three Months Ended March 31,
 2006
----------------------------
Americas                          $63,665        $1,157       $42,232                $--         $107,054
International                     (21,047)          323        54,088                 --           33,364
Corporate                         (14,585)           22            --                 --          (14,563)
Gain on disposition of
 assets - net                      22,756            --            --            (22,756)              --
                            -------------- ------------- -------------  ----------------- ----------------
 Consolidated                     $50,789        $1,502       $96,320           $(22,756)        $125,855
                            ============== ============= =============  ================= ================


Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                            Three Months Ended
                                               March 31,      %Change
                                          -------------------
                                            2007      2006
                                          --------- ---------

Revenue                                   $690,856  $598,369       15%
Less: Foreign exchange increase            (31,214)       --
                                          --------- ---------
Revenue excluding effects of foreign
 exchange                                 $659,642  $598,369       10%
                                          ========= =========

International revenue                     $373,833  $324,267       15%
Less: Foreign exchange increase            (31,253)       --
                                          --------- ---------
International revenue excluding effects of
 foreign exchange                         $342,580  $324,267        6%
                                          ========= =========




Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)                            Three Months Ended
                                               March 31,      %Change
                                          -------------------
                                              2007      2006
                                          --------- ---------

Expense                                   $521,738  $459,431       14%
Less: Foreign exchange increase            (28,934)       --
                                          --------- ---------
Expense excluding effects of foreign
 exchange                                 $492,804  $459,431        7%
                                          ========= =========

International expense                     $332,581  $291,226       14%
Less: Foreign exchange increase            (28,892)       --
                                          --------- ---------
International expense excluding effects of
 foreign exchange                         $303,689  $291,226        4%
                                          ========= =========




Reconciliation of OIBDAN to Net income

(In thousands)                            Three Months Ended
                                               March 31,      %Change
                                          -------------------
                                            2007      2006
                                          --------- ---------

OIBDAN                                    $155,215  $125,855       23%
Non-cash compensation expense                1,440     1,502
Depreciation & amortization                 95,670    96,320
Gain on disposition of assets - net          7,092    22,756
                                          --------- ---------
Operating Income                            65,197    50,789       28%

Interest expense                            40,069    40,054
Equity in earnings of nonconsolidated
 affiliates                                    125     1,378
Other income (expense) - net                   (44)     (434)
                                          --------- ---------
Income before income taxes and minority
 interest                                   25,209    11,679
Income tax (expense) benefit:
   Current                                  (6,877)   18,475
   Deferred                                 (3,764)  (23,614)
                                          --------- ---------
Income tax (expense) benefit               (10,641)   (5,139)
Minority interest income (expense)           1,516     1,593
                                          --------- ---------

Net income                                 $16,084    $8,133
                                          ========= =========




Reconciliation of Net Income and Diluted Earnings per Share ("EPS")

(In millions, except per share data)  Three Months     Three Months
                                           Ended            Ended
                                      March 31, 2007   March 31, 2006
                                     ---------------- ----------------
                                       Net              Net
                                      Income    EPS    Income    EPS
                                     -------- ------- -------- -------
Reported Amounts                       $16.1   $0.05     $8.1   $0.02
Less: Gain on disposition of asset        --      --    (17.1)  (0.05)
Current and deferred tax effects          --      --      7.5    0.02
                                     -------- ------- -------- -------
Amounts excluding certain items        $16.1   $0.05    $(1.5) $(0.01)
                                     ======== ======= ======== =======


    About Clear Channel Outdoor Holdings

    Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

    For further information contact:

    Investors - Randy Palmer, Senior Vice President of Investor
Relations at (210) 832-3315 or Media - Lisa Dollinger, Chief
Communications Officer, (210) 832-3474 or visit our web site at www.clearchanneloutdoor.com.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor's reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report filed on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

    CONTACT: Clear Channel Outdoor Holdings, Inc.
             Investors:
             Randy Palmer
             Senior Vice President of Investor Relations
             210-832-3315
             or
             Media:
             Lisa Dollinger
             Chief Communications Officer
             210-832-3474